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Exhibit 8.1

December 3, 2014
Ashford Hospitality Prime, Inc.
14185 Dallas Parkway, Suite 1100
Dallas, TX 75254

Ladies and Gentlemen:

        We have acted as counsel to Ashford Hospitality Prime, Inc., a Maryland corporation (the "Company"), in connection with a registration statement (the "Registration Statement") on Form S-3 filed by the Company with the Securities and Exchange Commission, on or about the date hereof relating to the registration under the Securities Act of 1933, as amended (the "Securities Act"), and the proposed issuance and sale from time to time pursuant to Rule 415 under the Securities Act, together or separately and in one or more series (if applicable), of up to $300,000,000 aggregate offering amount of shares of common stock of the Company, shares of preferred stock of the Company, depositary shares, warrants, debt securities, rights and units. You have requested our opinion concerning the qualification and taxation of the Company as a Real Estate Investment Trust (a "REIT") under the Internal Revenue Code of 1986, as amended (the "Code") and the classification of Ashford Hospitality Prime Limited Partnership, a Delaware limited partnership (the "Operating Partnership") as a partnership for United States federal income tax purposes and certain other federal income tax matters.

        In formulating our opinion, we have reviewed and relied upon the following:

  1.
  the Company's Articles of Amendment and Restatement, in the form filed with the State Department of Assessments and Taxation of Maryland on November 8, 2013;

  2.
  the Company's Amended and Restated Bylaws, dated November 5, 2013;

  3.
  the Certificate of Limited Partnership of the Operating Partnership, effective April 5, 2013, as certified by the Secretary of State of the State of Delaware;

  4.
  the Amended and Restated Agreement of Limited Partnership of the Operating Partnership between Ashford Prime OP General Partner LLC, as the general partner, and the limited partners set forth on Exhibit A thereto, as the limited partners, and the Company (the "Operating Partnership Agreement"), dated November 19, 2013;

  5.
  (i) the Amended and Restated Lease Agreement for Hilton Suites Torrey Pines, LaJolla, CA, dated as of April 11, 2007 between CHH Torrey Pines Hotel Partners, LP and CHH Torrey Pines Tenant Corp., the First Amendment thereto, dated as of April 1, 2009 and the Second Amendment thereto, dated as of January 1, 2013; (ii) the Lease Agreement for Courtyard Downtown, Philadelphia, PA, dated as of December 2, 2011, between Ashford Philadelphia Annex LP and Ashford TRS Philadelphia Annex LLC, and the First Amendment thereto, dated as of January 1, 2013; (iii) the Lease Agreement for Marriott Legacy Town Center, Plano, TX, dated as of April 11, 2007 between Ashford Plano-M LP and Ashford TRS Sapphire VII LLC, the First Amendment thereto, dated as of April 11, 2007, the Second Amendment thereto, dated as of April 1, 2009, and the Third Amendment thereto, dated as of January 1, 2013; (iv) the Lease Agreement for Courtyard, San Francisco, CA, dated as of April 11, 2007, between Ashford San Francisco II LP and Ashford TRS VI LLC, the First Amendment thereto, dated as of April 11, 2007, the Second Amendment thereto, dated as of April 1, 2009, and the Third Amendment thereto, dated as of January 1, 2013; (v) the Lease Agreement for Courtyard Downtown, Seattle, WA, dated as of April 11, 2007, between Ashford Seattle Downtown LP and Ashford TRS Sapphire III LLC, the First Amendment thereto, dated as of April 11, 2007, the Second Amendment thereto, dated as of April 1, 2009, and the Third Amendment thereto, dated as of January 1, 2013; (vi) the Lease Agreement for Marriott Waterfront, Seattle, WA, dated as of April 11, 2007, between Ashford Seattle Waterfront LP and Ashford TRS Sapphire VII LLC, the First Amendment thereto, dated as of April 11, 2007, the Second Amendment thereto, dated as of April 1, 2009, and the Third Amendment thereto, dated as of January 1, 2013; (vii) the Lease Agreement for Renaissance at International Plaza, Tampa, FL, dated as of April 11, 2007, between Ashford Tampa International Hotel, LP and Ashford TRS Sapphire VII LLC, the First Amendment thereto, dated as of April 11, 2007, the Second Amendment thereto, dated as of April 1, 2009, and the Third Amendment thereto, dated as of January 1, 2013; (viii) the Lease Agreement for Capital Hilton, Washington, DC, dated as of April 11, 2007, between CHH Capital Hotel Partners, LP and CHH Capital Tenant Corp., the First Amendment thereto, dated as of April 11, 2007, and the Second Amendment thereto, dated as of January 1, 2013; (ix) the Lease Agreement for Sofitel Chicago Water Tower, dated as of February 2014, between Ashford Chicago LP and Ashford TRS Chicago II LLC; and (x) the Lease Agreement for Pier House Resort and Caribbean Spa, dated as of May 14, 2013, between Ashford Pier House LP and Ashford TRS Pier House LLC; and we have relied on your representation that there are no other leases to which the Company, the Operating Partnership or any taxable REIT subsidiary of the Company is party;

  6.
  (i) the Management Agreement for Hilton La Jolla Torrey Pines, dated December 17, 2003 between CHH Torrey Pines Tenant Corp. and Hilton Hotels Corporation, the First Amendment thereto, dated as of April 11, 2007, and the Agreement of Assignment of Management Agreement, dated October 24, 2007 by and between Hilton Hotels Corporation and Hilton Management LLC; (ii) the Management Agreement, dated as of December 3, 2011, by and between Courtyard Management Corporation and Ashford TRS Philadelphia Annex LLC; (iii) the Management Agreement, dated as of August 15, 2003, by and between Marriott Hotel Services, Inc. and Plano Tenant Corp. and the First Amendment thereto, dated as of September 2007; (iv) the Management Agreement, dated as of June 7, 2002, by and between Courtyard Management Corporation and SF Tenant Corporation; (v) the Amended and Restated Management Agreement, dated as of January 4, 2003, by and between Courtyard Management Corporation and CNL Hospitality Leasing Corp., the First Amendment thereto, dated as of June 30, 2008, the Amendment thereto, dated as of June 2, 2010, and the Amendment thereto, dated as of May 31, 2013; (vi) the Management Agreement, dated as of May 23, 2003 between Marriott Hotel Services, Inc. and Seattle Waterfront Tenant Corp.; (vii) the Management Agreement, dated as of April 9, 2003, by and between Renaissance Hotel Management Company, LLC and Tampa International Tenant Corp.; (viii) the Management Agreement, dated as of October 24, 2007, by and between CHH Capital Tenant Corp. and Hilton Hotels Corporation, the First Amendment thereto, dated as of April 11, 2007, and the Agreement of Assignment of Management Agreement, dated October 24, 2007 by and between Hilton Hotels Corporation and Hilton Management LLC; (ix) the Ashford Prime Hotel Master Management Agreement by and between Ashford Prime TRS Corporation and Remington Lodging & Hospitality, Inc., dated November 19, 2013; (x) the Management Agreement, dated as of March 30, 2006, between Accor Business and Leisure Management LLC and Chestnut LeaseCo, LLC, the First Amendment thereto, dated February, 2009, and the Second Amendment thereto, dated as of September 24, 2010, and the Assignment and Assumption of Management Agreement between Chestnut Ownerco, LLC and Chestnut Leaseco LLC in favor of Ashford TRS Chicago II LLC; and (xi) the Hotel Master Management Agreement by and between Ashford TRS Corporation and Remington Management, L.P., effective September 29, 2006, the First Amendment thereto, dated November 19, 2013, by and between Ashford TRS Corporation and Remington Lodging & Hospitality, LLC (successor-in-interest to Remington Management, LP), and the Addendum thereto, dated May 14, 2013, between Ashford TRS Corporation, Ashford TRS Pier House LLC and Remington Lodging & Hospitality, LLC;

  7.
  the Registration Statement and the prospectus (the "Prospectus") filed as a part of the Registration Statement; and

  8.
  such other documents, records and matters of law as we have deemed necessary or appropriate for rendering this opinion.

        In addition, we have been furnished with, and with your consent have relied upon, certain representations made with respect to certain factual matters by the Company, on behalf of itself and its subsidiaries through a certificate of an officer of the Company, dated the date hereof and executed by a duly appointed officer of the Company (the "Officer's Certificate"). Any inaccuracy of any of the representations, warranties, covenants or statements in the foregoing documents may impact our opinion.

        We have also relied on the opinion provided to the Company by Andrews Kurth LLP, dated the date hereof, that Ashford Hospitality Trust, Inc. qualified to be taxed as a REIT pursuant to Sections 856 through 860 of the Code for its five taxable years ended December 31, 2009 through December 31, 2013.

        In our capacity as counsel to the Company, we have made such legal and factual examinations and inquiries, including an examination of originals or copies certified or otherwise identified to our satisfaction of such documents, corporate records and other instruments as we have deemed necessary or appropriate for purposes of this opinion. For purposes of our opinion, we have not made an independent investigation or audit of all of the facts set forth in the above referenced documents or in the Officer's Certificate. In addition, in rendering this opinion we have assumed the truth and accuracy of all representations and statements made to us which are qualified as to knowledge or belief, without regard to such qualification. In our examination, we have assumed the authenticity and completeness of all documents submitted to us as originals, the genuineness of all signatures thereon, the legal capacity of natural persons executing such documents and the conformity to authentic original documents of all documents submitted to us as copies. We have further assumed that each of the parties to each of the documents referred to herein fully complies with all of its obligations thereunder and that there are no arrangements, understandings or agreements among any of the parties relating to such documents other than those evidenced by such documents.

        We have also assumed that:

  1.
  for its taxable year ended December 31, 2013 and in future taxable years, the Company did and will operate in a manner that will make the representations contained in the Officer's Certificate true for such years;

  2.
  the Company has not made and will not make any amendments to its organization documents or allow amendments to the Operating Partnership Agreement or organization documents of its corporate subsidiaries or partnership or limited liability company subsidiaries after the date of this opinion that would adversely affect its qualification as a REIT under the Code, for any taxable year; and

  3.
  no action has been or will be taken by the Company, the Operating Partnership, partnership and limited liability company subsidiaries of the Company or corporate subsidiaries of the Company after the date hereof that would have the effect of altering the facts upon which the opinion set forth below is based.

        We are opining herein only as to the federal income tax laws of the United States, and we express no opinion with respect to the applicability thereto, or the effect thereon, of other federal laws, the laws of any state or other jurisdiction or as to any matters of municipal law or the laws of any other local agencies within any state.

        Based upon the foregoing, and subject to the limitations, qualifications and assumptions set forth herein, we are of the opinion that as of the date hereof:

  1.
  commencing with the Company's taxable year ended December 31, 2013, the Company has been organized and has operated in conformity with the requirements for qualification as a REIT pursuant to Sections 856 through 860 of the Code, and the Company's organization and present and proposed method of operation will enable it to continue to meet the requirements for qualification and taxation as a REIT under the Code for the taxable year ending December 31, 2014 and subsequent taxable years;

  2.
  the Operating Partnership is classified as a partnership for United States federal income tax purposes and not as an association taxable as a corporation or a "publicly traded partnership" taxable as a corporation under the Code; and

  3.
  the descriptions of the law and the legal conclusions contained in the Prospectus under the caption "Material Federal Income Tax Considerations" are correct in all material respects.

        This opinion is rendered to you only as of the date hereof, and we undertake no obligation to update this opinion after the date hereof. This opinion is based on current provisions of the Code, Treasury Regulations promulgated or proposed under the Code, published administrative rulings and pronouncements, and other applicable authorities and interpretations thereof by the Internal Revenue Service and the courts having jurisdiction over such matters, all of which are subject to change either prospectively or retroactively. The Internal Revenue Service has not issued Regulations or administrative interpretations with respect to various provisions of the Code relating to REIT qualification. No assurance can be given that the law will not change in a way that will prevent the Company from qualifying as a REIT. Any change in applicable law or the facts and circumstances surrounding the Company or the Property, or any inaccuracy in our assumptions set forth above, may affect the validity of the opinions set forth herein.

        The Company's qualification and taxation as a REIT depends upon its ability to meet, through actual operating results, certain requirements relating to the sources of its income, the nature of its assets, distribution levels and diversity of stock ownership, recordkeeping, and other various qualification tests imposed under the Code, which results are not reviewed by us on a continuing basis. Accordingly, no assurance can be given that the actual results of the Company's operation for any given taxable year will satisfy the requirements for taxation as a REIT under the Code.

        We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. We also consent to the reference to Gibson, Dunn & Crutcher LLP under the captions "Material Federal Income Tax Considerations," and "Legal Matters" in the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder by the SEC.

Sincerely,
/s/ Gibson, Dunn & Crutcher LLP Gibson, Dunn & Crutcher LLP

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  Exhibit 8.1